Exhibit 23.5

CONSENT OF QUALIFIED PERSON

Optimize Group Inc. hereby consents to the public filing of Sections 1.7, 12, 13.3 to 13.5, 15.7, 22.5 and 23.1.4 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2024 (the “Form 10-K”) of NioCorp Developments Ltd. (the “Company”).

Optimize Group Inc. also consents to the incorporation by reference of the Covered Sections in the Company’s Registration Statement on Form S-1 (Registration Nos. 333-279429, 333-270542, 333-271268, 333-254511, 333-270541 and 333-271266), Registration Statement on Form S-3 (Registration No. 333-280176) and Registration Statement on Form S-8 (Registration No. 333-222313) (collectively, the “Registration Statements”).

Optimize Group Inc. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K, the Registration Statements and the Technical Report Summary.

Optimize Group Inc. also consents to any extracts from or a summary of the Covered Sections in the Form 10-K and incorporated by reference in the Registration Statements (the “Disclosure”).

Optimize Group Inc. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 20th day of September, 2024 at Toronto, Ontario, Canada.

/s/ Gavin Clow
Gavin Clow, P.Eng.
Mining Manager - Canada
Optimize Group Inc.